Filed Pursuant to Rule 433

Registration No. 333-202354

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$2,500,000,000

3.875% SENIOR NOTES, DUE AUGUST 2025

FINAL TERM SHEET

Dated July 27, 2015

Issuer:	Bank of America Corporation

Ratings of this Series:	Baa1 (Moody’s)/A- (S&P)/A (Fitch)

Title of the Series:	3.875% Senior Notes, due August 2025

Aggregate Principal Amount Initially Being Issued:	$2,500,000,000

Issue Price:	99.819%

Trade Date:	July 27, 2015

Settlement Date:	July 30, 2015 (T+3)

Maturity Date:	August 1, 2025

Ranking:	Senior

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Day Count Fraction:	30/360

Interest Rate:	3.875% per annum

Interest Payment Dates:	February 1 and August 1 of each year, beginning February 1, 2016, subject to following unadjusted business day convention

Interest Periods:	Semi-annual. The initial Interest Period will be the period from, and including, the Settlement Date to, but excluding, February 1, 2016, the initial Interest Payment Date. The subsequent Interest Periods will be the periods from, and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.

Treasury Benchmark:	10 year U.S. Treasury, due May 15, 2025

Treasury Yield:	2.227%

Treasury Benchmark Price:	99-03+

Spread to Treasury Benchmark:	+167 bps

Reoffer Yield:	3.897%

Optional Redemption:	None

Listing:	None

Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Commerz Markets LLC

Danske Markets Inc.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

nabSecurities, LLC

Nykredit Bank A/S

Rabo Securities USA, Inc.

RBS Securities Inc.

SMBC Nikko Securities America, Inc.

The Huntington Investment Company

UniCredit Capital Markets LLC

Junior Co-Managers:	CastleOak Securities, L.P. Loop Capital Markets LLC Mischler Financial Group, Inc. The Williams Capital Group, L.P.

CUSIP:	06051GFS3

ISIN:	US06051GFS30

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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